Exhibit 10.11

November 8, 2017

Gran Tierra Energy International Holdings Ltd.
and Gran Tierra Luxembourg Holdings S.á.r.l.
c/o Gran Tierra Energy Inc.
900, 520 – 3rd Avenue S.W.
Calgary, Alberta
T2P 0R3

Attention: General Counsel

Amendment to the Share and Loan Purchase Agreement dated February 5, 2017, as amended on May 30, 2017, June 22, 2017 and June 26, 2017 (the "Share and Loan Purchase Agreement") between Gran Tierra Energy International Holdings Ltd., Gran Tierra Luxembourg Holdings S.Á.R.L. and Maha Energy AB.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Share and Loan Purchase Agreement.

Whereas:

1.	Purchaser has delivered the Final Closing Statement to Vendor on August 28, 2017 (the “Delivery Date”); and

2.
the Parties agreed pursuant to a letter agreement dated August 31, 2017 (“Amendment #4) which was further amended as of October 26, 2017 (“Amendment #5”) to extend the time for the Vendors to review the Final Closing Statement, and to provide a mechanism during this time for the Vendor to obtain clarifying information from the Purchaser and for the Parties to engage in discussions to attempt to resolve outstanding matters in connection with the Final Closing Statement, without triggering the dispute mechanism provisions of subsection 2.9(b) of the Share and Loan Purchase Agreement;

3.	Amendment #5 provided for a period of seventy-three (73) days from the Delivery Date, being a period ending November 9, 2017, for Vendor to review and agree or dispute the Final Closing Statement;

4.	Amendment #5 provided that that seventy-three (73) day period could be extended by mutual agreement of the Parties in writing;

5.	The Parties with to extend such period by an additional eight (8) days, to end on November 17, 2017.

Now therefore, the Parties agree, pursuant to Section 14.10 of the Share and Loan Purchase Agreement, to amend the Share and Loan Purchase Agreement by entering into this letter agreement (the "Sixth Amending Agreement") to delete subsection 2.9(b) of the Share and Loan Purchase Agreement in its entirety and replace it with the following:

The Vendor will have a period of eighty-one (81) days from the date of delivery of the Final Closing Statement to review and agree or dispute the Final Closing Statement. If the Vendor disputes the Final Closing Statement it must notify the Purchaser in writing within the eighty-one (81) day period referred to above, giving full details of each of the matters in dispute. During the eighty-one (81) day period referred to above, the Vendors and Purchaser shall, prior to the Vendors serving any written notice of their disagreement, use good faith efforts to engage in without prejudice discussions regarding any potential disagreement over the Final Closing Statement and Purchaser shall assist the Vendors in verifying the amounts set forth in such Final Closing Statement as part of these without prejudice discussions. The Final Closing Statement, or if applicable such revised Final Closing Statement as agreed to in writing by the Vendors and the Purchaser at the conclusion of such good faith efforts, shall constitute the final and binding Final Closing Statement with respect to the Vendors unless the Vendors have served written notice of their disagreement, including full details of such disagreement, to the Purchaser within the eighty-one (81) day period referred to above. The Parties may extend the above eighty-one (81) day period by mutual agreement in writing. If the Final Closing Statement is disputed by the Vendors, the Purchaser and the Vendors shall have a period of ten (10) Business Days from the service of the notice of the Vendor's disagreement in which to resolve the matters in dispute. During this period the Vendors and the Purchaser may, by notice in writing, propose further adjustments and notify the other of additional matters in dispute, but only where such additional adjustments or matters arise out of any disagreement notified by the Vendor in the original notice of dispute. At the end of such period, the Final Closing Statement shall be revised to reflect any agreed adjustments. Payment of any agreed adjustments, plus interest thereon at the Interest Rate from the Closing Date to the payment date, shall be made within ten (10) Business Days following agreement of the disputing Parties. If any matter remains in dispute at the end of the ten (10) Business Day period referred to above (the "Disputed Amounts") then, at the written request of either the Vendors or the Purchaser, an Independent Auditor shall be promptly engaged to resolve such dispute and the Independent Auditor shall be requested to render its decision without qualifications, other than the usual qualifications relating to engagements of this nature, within thirty (30) Business Days after the dispute is referred to it. The decision of the Independent Auditor will be final and binding. The fees and expenses of the Independent Auditor shall be for the sole account of the Vendors, unless the Independent Auditor's decision is to the benefit of the Vendors by at least $250,000.00, in which circumstance the fees and expenses of the Independent Auditor shall be borne in their entirety by the Purchaser.

The Parties agree that the foregoing amendments are effective as of the date first above written.
Except as modified by this Sixth Amending Agreement, the terms of the Share and Loan Purchase Agreement are hereby ratified and confirmed and any reference to the Share and Loan Purchase Agreement shall be deemed to be the Share and Loan Purchase Agreement as amended by this Sixth Amending Agreement.
This Fifth Amending Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein.
This Sixth Amending Agreement may be executed in any number of counterparts with the same effect as if all signatories to the counterparts had signed one document. All counterparts shall together constitute and be construed as one instrument. For avoidance of doubt, a signed counterpart provided by way of facsimile transmission or other electronic means shall be as binding upon the Parties as an originally signed counterpart.

This Sixth Amending Agreement has been duly executed by the Parties as of the date first above written.

GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.	MAHA ENERGY AB
Per: /s/ Adrian Coral Name: Adrian Santiago Coral Pantoja Title: Director	Per: /s/ Jonas Lindvall Name: Jonas Lindvall Title: Chief Executive Officer

GRAN TIERRA LUXEMBOURG HOLDINGS S.Á.R.L.
Per: /s/ Adrian Coral Name: Adrian Santiago Coral Pantoja Title: Authorized Manager A

Signature page to the Sixth Amending Agreement